SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 22, 2006

GOVERNMENT PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-31962	20-0611663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13625 California Street, Suite 310, Omaha, Nebraska	68154

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(402) 391-0010

None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Acquisition of Assets
     On May 18, 2006, Government Properties Trust, Inc. (GPT) completed its previously announced acquisition of the United States Citizenship and Immigration Services (USCIS) property located at 1709 and 1717 Zoy Street, Harlingen, Texas (the Harlingen property) for approximately $27.1 million. The purchase price was determined through arms-length negotiations between GPT and U.S.I.N.S. – II, LLC, an unrelated party with an address at 1014 East Harrison Avenue, Harlingen, Texas. GPT funded the purchase price with cash on hand and a mortgage loan from a financial institution in the amount of approximately $19.9 million. The mortgage loan bears interest at a fixed rate of 6.266% with principal and interest payments due monthly and are amortized on a 30-year schedule, with a balloon payment due June 1, 2016.
     The Harlingen property consists of two conjoined buildings that are fully leased by the United States of America under modified gross leases. The first building (USCIS I) was completed in January 1998 and consists of a 19,000 square foot, single-story building. The USCIS I lease expires in January 2018 and has an optional early termination right in January 2013. The second building (USCIS II), was completed in 2002 and consists of a 107,000 square foot, two-story building. The USCIS II lease expires in October 2022 and has no early termination right. The USCIS utilizes these facilities, situated on approximately 10.0 acres of land, for administrative purposes and processing immigrants in south Texas.
Item 9.01. Financial Statements and Exhibits
      (a) Financial statements of business acquired.
     To be filed by amendment as soon as practicable, but not later than August 1, 2006.
     (b) Pro forma financial information
     To be filed by amendment as soon as practicable, but not later than August 1, 2006.
     (c) Exhibits
     None

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOVERNMENT PROPERTIES TRUST, INC.
Date: May 22, 2006	By:	/s/ Nancy D. Olson
Nancy D. Olson
Chief Financial Officer and Treasurer